EXHIBIT 21.4

                           PEOPLE'S REPUBLIC OF CHINA

         FOREIGN MERCHANT INVESTMENT ENTERPRISE CERTIFICATE OF APPROVAL

Approval Number: Wai-jing-mao-shan-fu-he-zi-zheng-zi (1995) 0099

Approval Date: December 28, 1995
[Stamp] People's Government of Shantou, December 287, 1995

Duplicate Copy 1:          No. 0290054

Name of Enterprise:
    (Chinese)              SHANTOU HETAI GEZHEN QICAI YOUXIAN GONGSI
    (English)              SHANTOU VIBROTECH INDUSTRIAL AND DEVELOPMENT CO. LTD.

Address: Suite 301-Adjacent to Fei Xia Elementary School-Longyan Road South, Shantou

Type of Enterprise:        Chinese and Foreign Joint Venture

Maximum Period of Operation:          12 years

Total Amount of Investment:           12 million RMB

Registered Capital:                   8.4 million RMB

Name of Investors                     Registered In         Amount of Investment